EXHIBIT 22

LIST OF SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

From time to time, the following 100%-owned subsidiaries of Deere & Company, a Delaware corporation (the “Company”), may issue debt securities that are fully and unconditionally guaranteed by the Company under a registration statement on Form S-3 filed with the Securities and Exchange Commission.

Name of Subsidiary Issuer	Jurisdiction
Deere Funding Canada Corporation	Ontario
John Deere Funding	Luxembourg